Exhibit 99.01

Contacts:	Investors	Media
	Matt Rhodes	Diane Carlini
	Intuit Inc.	Intuit Inc.
	650-944-2536	650-944-6251
	matthew_rhodes@intuit.com	diane_carlini@intuit.com

Intuit Second-quarter Revenue Tops $1 Billion for First Time;
Raises Fiscal Year Operating Income and EPS Guidance

Double-digit Revenue Growth Driven by Core Businesses

MOUNTAIN VIEW, Calif. - Feb. 21, 2012 - Intuit Inc. (Nasdaq: INTU) today announced financial results for its second fiscal quarter, which ended Jan. 31. Unless otherwise noted, all growth rates refer to the current period versus the comparable prior-year period.
Second-quarter Highlights:

•	Increased total revenue by 16 percent, to $1.02 billion.

•
Grew Small Business revenue 9 percent in the quarter and 11 percent for the first half of fiscal 2012. Growth has been driven by strong adoption of connected services and improving revenue per customer.

•
Launched TurboTax 2011 and SnapTax to positive industry and user reviews. Grew total TurboTax federal units 10 percent season-to-date through Feb. 18. Reiterated full-year guidance for consumer tax revenue growth of 10 to 13 percent.

•	Increased connected services total revenue to 60 percent of total revenue in the first half of fiscal 2012, up from 54 percent in the first half of last year.

•	Reiterated fiscal year 2012 guidance for revenue and raised operating income and earnings per share guidance.

Intuit Second Quarter Fiscal 2012 Earnings

Snapshot of Second Quarter Results

	GAAP			Non-GAAP
	Q2 FY12	Q2 FY11	Change	Q2 FY12	Q2 FY11	Change
Revenue	$1,019	$878	16%	$1,019	$878	16%
Operating Income	$192	$111	73%	$249	$164	52%
Diluted EPS	$0.39	$0.23	70%	$0.51	$0.32	59%
Dollars are in millions, except earnings per share (EPS). See “About Non-GAAP Financial Measures” below for more information regarding financial measures not prepared in accordance with Generally Accepted Accounting Principles (GAAP).

Company Perspective
“We had a strong second quarter and have built solid momentum through the first half of the fiscal year, with revenue growing double-digits, driven by our core businesses. We are on track to deliver the revenue guidance we set for the full year, and we raised our guidance for fiscal 2012 operating income and EPS,” said Brad Smith, Intuit's president and chief executive officer.
“We are off to a great start in tax. Early indications are positive and we are pleased with how the business is performing so far. Third-party data and our unit sales through Feb. 18 give us confidence that the software category is growing and that we are executing well.
“Longer term, our strategy remains the same, and our opportunity to grow customers and revenue by converting non-consumption across our businesses has never been stronger as customers continue to shift to digital solutions and mobile devices,” Smith said.

Quarterly Business Segment Results and Highlights
Total Small Business Group revenue grew 9 percent, led by strength in Employee Management Solutions and Payment Solutions.

•	Financial Management Solutions revenue increased 6 percent, driven by QuickBooks Online and QuickBooks Enterprise combined revenue growth of 31 percent.

Intuit Second Quarter Fiscal 2012 Earnings

•
Employee Management Solutions revenue was up 9 percent, led by growth in Intuit Online Payroll and Enhanced Payroll subscribers and improved adoption of direct deposit services. Online payroll subscribers grew 22 percent.

•	Payment Solutions revenue increased 17 percent, with 11 percent growth in merchant customers.
Consumer Tax

•
Consumer Tax revenue totaled $295 million, up 44 percent. The IRS was unable to accept certain returns until mid-February last season, which contributed to a year-over-year decline in Consumer Tax revenue in the second quarter of fiscal 2011.

Accounting Professionals

•	Accounting Professionals segment revenue increased by 8 percent in the second quarter.
Financial Services

•	Financial Services revenue grew 9 percent, driven by ongoing adoption of online and mobile banking capabilities, with mobile users nearly tripling over the last year to 1.6 million.
Other Businesses

•	Other Businesses revenue declined 5 percent due to a decrease in Quicken revenue. Intuit's global business grew revenue 8 percent.
CFO Perspective
    “The shift to online offerings is accelerating across the company,” said Neil Williams, chief financial officer. “That shows up in the financial results we released today and demonstrates that our strategy is working. This secular shift to digital solutions is also good news for customer acquisition and continues to enrich our mix, as connected services generate recurring revenue streams and favorable lifetime value economics for Intuit.”

Intuit Second Quarter Fiscal 2012 Earnings

Quarterly Dividend
Intuit paid a quarterly cash dividend of $0.15 per share, or $44 million, in the second quarter of fiscal 2012. In February the board of directors approved a new quarterly cash dividend of $0.15 per share to be paid on April 18 to shareholders of record as of the close of business on April 10.
Share Repurchase Program
Intuit repurchased $331 million of its common stock in the second quarter, bringing repurchases to a total of $586 million for the first half of the fiscal year. At the end of the quarter the company had authorization from its board of directors to use up to an additional $2 billion in cash for stock repurchases through August 2014.
Forward-looking Guidance
Intuit reiterated its fiscal year 2012 guidance for revenue and raised operating income and EPS guidance. For the fiscal year ending July 31, the company now expects:

•	Revenue of $4.185 billion to $4.285 billion, growth of 9 to 11 percent.

•	GAAP operating income of $1.19 billion to $1.215 billion, growth of 18 to 21 percent.

•	Non-GAAP operating income of $1.405 billion to $1.43 billion, growth of 12 to 14 percent.

•	GAAP diluted EPS of $2.43 to $2.50, growth of 22 to 25 percent.

•	Non-GAAP diluted EPS of $2.90 to $2.97, growth of 16 to 18 percent.

For the third quarter of fiscal 2012, Intuit expects:

•	Revenue of $1.95 billion to $1.99 billion.

•	GAAP operating income of $1.095 billion to $1.125 billion.

•	Non-GAAP operating income of $1.14 billion to $1.17 billion.

•	GAAP diluted EPS of $2.36 to $2.40.

•	Non-GAAP diluted EPS of $2.47 to $2.51.

Intuit Second Quarter Fiscal 2012 Earnings

Intuit also reiterated the EPS guidance ranges for the fourth quarter of fiscal 2012 which it provided last quarter. The company expects:

•	GAAP basic and diluted loss per share of $0.02 to $0.04.

•	Non-GAAP diluted EPS of $0.06 to $0.08.
Conference Call Information
Intuit executives will discuss the financial results on a conference call at 1:30 p.m. Pacific time on that date. To hear the call, dial 866-731-8333 in the United States or 973-935-8686 from international locations. No reservation or access code is needed. The conference call can also be heard live via webcast at http://investors.intuit.com/events.cfm. Prepared remarks for the call will be available on Intuit's website after the call ends.
Replay Information
A replay of the conference call will also be available for one week by calling 888-266-2081, or 703-925-2533 from international locations. The access code for this call is 1566449. The audio webcast will remain available on Intuit's website for one week after the conference call.

About Intuit Inc.
Intuit Inc. is a leading provider of business and financial management solutions for small and medium-sized businesses; consumers, accounting professionals and financial institutions. Its flagship products and services, including QuickBooks®, TurboTax® and Quicken®, simplify small business management including payment and payroll processing, tax preparation and filing, and personal finance. Lacerte® and ProSeries® are Intuit's leading tax preparation offerings for professional accountants. Intuit Financial Services helps banks and credit unions grow by providing on-demand solutions and services that make it easier for consumers and businesses to manage their money.
Founded in 1983, Intuit had annual revenue of $3.9 billion in its fiscal year 2011. The company has approximately 8,000 employees with major offices in the United States, Canada, the United Kingdom, India and other locations. More information can be found at www.intuit.com.

###

Intuit and the Intuit logo, among others, are registered trademarks and/or registered service marks of Intuit Inc. in the United States and other countries.

About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure,

Intuit Second Quarter Fiscal 2012 Earnings

and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the accompanying Table B and Table E as well as the section titled "About Non-GAAP Financial Measures." A copy of the press release issued by Intuit today can be found on the investor relations page of Intuit's Web site.

Cautions About Forward-looking Statements
This press release contains forward-looking statements, including forecasts of Intuit's future expected financial results; expectations regarding growth from digital services and from current or future products and services; expectations regarding the amount and timing of any future dividends; its prospects for the business in fiscal 2012; and all of the statements under the heading “Forward-Looking Guidance.”

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. These factors include, without limitation, the following: inherent difficulty in predicting consumer behavior; difficulties in receiving, processing, or filing customer tax submissions; consumers may not respond as we expected to our advertising and promotional activities; product introductions and price competition from our competitors can have unpredictable negative effects on our revenue, profitability and market position; governmental encroachment in our tax businesses or other governmental activities or public policy affecting the preparation and filing of tax returns could negatively affect our operating results and market position; we may not be able to successfully innovate and introduce new offerings and business models to meet our growth and profitability objectives, and current and future offerings may not adequately address customer needs and may not achieve broad market acceptance, which could harm our operating results and financial condition; business interruption or failure of our information technology and communication systems may impair the availability of our products and services, which may damage our reputation and harm our future financial results; as we upgrade and consolidate our customer facing applications and supporting information technology infrastructure, any problems with these implementations could interfere with our ability to deliver our offerings; any failure to properly use and protect personal customer information and data could harm our revenue, earnings and reputation; if we are unable to develop, manage and maintain critical third party business relationships, our business may be adversely affected; increased government regulation of our businesses may harm our operating results; if we fail to process transactions effectively or fail to adequately protect against potential fraudulent activities, our revenue and earnings may be harmed; any significant offering quality problems or delays in our offerings could harm our revenue, earnings and reputation; our participation in the Free File Alliance may result in lost revenue opportunities and cannibalization of our traditional paid franchise; the continuing global economic downturn may continue to impact consumer and small business spending, financial institutions and tax filings, which could negatively affect our revenue and profitability; year-over-year changes in the total number of tax filings that are submitted to government agencies due to economic conditions or otherwise may result in lost revenue opportunities; our revenue and earnings are highly seasonal and the timing of our revenue between quarters is difficult to predict, which may cause significant quarterly fluctuations in our financial results; our financial position may not make repurchasing shares advisable or we may issue additional shares in an acquisition causing our number of outstanding shares to grow; our inability to adequately protect our intellectual property rights may weaken our competitive position and reduce our revenue and earnings; our acquisition and divestiture activities may disrupt our ongoing business, may involve increased expenses and may present risks not contemplated at the time of the transactions; our use of significant amounts of debt to finance acquisitions or other activities could harm our financial condition and results of operation; and litigation involving intellectual property, antitrust, shareholder and other matters may increase our costs. More details about these and other risks that may impact our business are included in our Form 10-K for fiscal 2011 and in our other SEC filings. You can locate these reports through our website at http://investors.intuit.com. Forward-looking statements are based on information as of February 21, 2012, and we do not undertake any duty to update any forward-looking statement or other information in these materials.

TABLE A
INTUIT INC.
GAAP CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	January 31, 2012	January 31, 2011	January 31, 2012	January 31, 2011
Net revenue:
Product	$419	$430	$641	$646
Service and other	600	448	972	764
Total net revenue	1,019	878	1,613	1,410
Costs and expenses:
Cost of revenue:
Cost of product revenue	52	46	84	78
Cost of service and other revenue	154	129	290	252
Amortization of acquired technology	4	5	8	9
Selling and marketing	344	330	580	550
Research and development	168	158	335	314
General and administrative	95	88	187	178
Amortization of other acquired intangible assets	10	11	31	22
Total costs and expenses [A]	827	767	1,515	1,403
Operating income	192	111	98	7
Interest expense	(16)	(15)	(31)	(30)
Interest and other income, net	3	6	14	14
Income (loss) before income taxes	179	102	81	(9)
Income tax provision (benefit) [B]	61	29	27	(12)
Net income	$118	$73	$54	$3

Basic net income per share	$0.40	$0.24	$0.18	$0.01
Shares used in basic per share calculations	297	308	298	312

Diluted net income per share	$0.39	$0.23	$0.18	$0.01
Shares used in diluted per share calculations	306	318	307	322

Dividends declared per common share	$0.15	$—	$0.30	$—
See accompanying Notes.

INTUIT INC.
NOTES TO TABLE A

[A]	The following table summarizes the total share-based compensation expense that we recorded for the periods shown.

	Three Months Ended		Six Months Ended
(in millions)	January 31, 2012	January 31, 2011	January 31, 2012	January 31, 2011
Cost of revenue	$2	$2	$3	$3
Selling and marketing	15	12	29	21
Research and development	14	12	26	25
General and administrative	12	12	25	24
Total share-based compensation expense	$43	$38	$83	$73

[B]
We compute our provision for or benefit from income taxes by applying the estimated annual effective tax rate to income or loss from recurring operations and adding the effects of any discrete income tax items specific to the period. Our effective tax rates for the three and six months ended January 31, 2012 were approximately 34% and 33% and did not differ significantly from the federal statutory rate of 35%. Excluding discrete tax benefits primarily related to the retroactive reinstatement of the federal research and experimentation credit, our effective tax rate for the three and six months ended January 31, 2011 was approximately 36% and did not differ significantly from the federal statutory rate of 35%. In December 2010 the federal research and development credit was reinstated through December 31, 2011 retroactive to January 1, 2010. We recorded a discrete tax benefit of approximately $9 million for the retroactive amount related to fiscal 2010 and the first quarter of fiscal 2011 during the three months ended January 31, 2011.

TABLE B
INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	January 31, 2012	January 31, 2011	January 31, 2012	January 31, 2011
GAAP operating income	$192	$111	$98	$7
Amortization of acquired technology	4	5	8	9
Amortization of other acquired intangible assets	10	11	31	22
Professional fees for business combinations	—	(1)	—	—
Share-based compensation expense	43	38	83	73
Non-GAAP operating income	$249	$164	$220	$111

GAAP net income	$118	$73	$54	$3
Amortization of acquired technology	4	5	8	9
Amortization of other acquired intangible assets	10	11	31	22
Professional fees for business combinations	—	(1)	—	—
Share-based compensation expense	43	38	83	73
Net gains on debt securities and other investments	—	—	(11)	(1)
Income tax effect of non-GAAP adjustments	(19)	(25)	(38)	(44)
Non-GAAP net income	$156	$101	$127	$62

GAAP diluted net income per share	$0.39	$0.23	$0.18	$0.01
Amortization of acquired technology	0.01	0.02	0.02	0.03
Amortization of other acquired intangible assets	0.03	0.03	0.10	0.06
Professional fees for business combinations	—	—	—	—
Share-based compensation expense	0.14	0.12	0.27	0.23
Net gains on debt securities and other investments	—	—	(0.04)	—
Income tax effect of non-GAAP adjustments	(0.06)	(0.08)	(0.12)	(0.14)
Non-GAAP diluted net income per share	$0.51	$0.32	$0.41	$0.19

Shares used in diluted per share calculation	306	318	307	322
See “About Non-GAAP Financial Measures” immediately following Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

TABLE C
INTUIT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	January 31, 2012	July 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$277	$722
Investments	682	699
Accounts receivable, net	592	171
Income taxes receivable	81	72
Deferred income taxes	121	94
Prepaid expenses and other current assets	91	82
Current assets before funds held for customers	1,844	1,840
Funds held for customers	330	414
Total current assets	2,174	2,254

Long-term investments	59	63
Property and equipment, net	564	561
Goodwill	1,886	1,886
Acquired intangible assets, net	134	180
Long-term deferred income taxes	41	55
Other assets	104	111
Total assets	$4,962	$5,110

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$500	$500
Accounts payable	212	129
Accrued compensation and related liabilities	167	215
Deferred revenue	586	406
Other current liabilities	258	141
Current liabilities before customer fund deposits	1,723	1,391
Customer fund deposits	330	414
Total current liabilities	2,053	1,805

Long-term debt	499	499
Other long-term obligations	187	190
Total liabilities	2,739	2,494

Stockholders’ equity	2,223	2,616
Total liabilities and stockholders’ equity	$4,962	$5,110

TABLE D
INTUIT INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended		Six Months Ended
	January 31, 2012	January 31, 2011	January 31, 2012	January 31, 2011
Cash flows from operating activities:
Net income	$118	$73	$54	$3
Adjustments to reconcile net income to net cash generated by operating activities:
Depreciation	44	41	88	78
Amortization of acquired intangible assets	17	20	45	39
Share-based compensation expense	43	38	83	73
Deferred income taxes	(12)	(9)	(17)	16
Tax benefit from share-based compensation plans	15	16	45	48
Excess tax benefit from share-based compensation plans	(14)	(14)	(43)	(41)
Other	8	6	2	11
Total adjustments	101	98	203	224
Changes in operating assets and liabilities:
Accounts receivable	(426)	(333)	(421)	(345)
Prepaid expenses, income taxes receivable and other assets	60	19	(18)	(115)
Accounts payable	45	41	84	46
Accrued compensation and related liabilities	27	23	(47)	(59)
Deferred revenue	207	214	182	185
Income taxes payable	—	—	1	(13)
Other liabilities	128	123	112	121
Total changes in operating assets and liabilities	41	87	(107)	(180)
Net cash generated by operating activities	260	258	150	47
Cash flows from investing activities:
Purchases of available-for-sale debt securities	(146)	(295)	(343)	(723)
Sales of available-for-sale debt securities	130	777	266	1,415
Maturities of available-for-sale debt securities	48	87	89	221
Net change in money market funds and other cash equivalents held to satisfy customer fund obligations	(9)	52	84	26
Net change in customer fund deposits	9	(26)	(84)	—
Purchases of property and equipment	(48)	(84)	(92)	(135)
Acquisitions of intangible assets	—	—	—	(3)
Other	1	8	15	3
Net cash provided by (used in) investing activities	(15)	519	(65)	804
Cash flows from financing activities:
Net proceeds from issuance of treasury stock under employee stock plans	61	61	106	187
Purchases of treasury stock	(331)	(530)	(586)	(860)
Cash dividends paid to stockholders	(44)	—	(89)	—
Excess tax benefit from share-based compensation plans	14	14	43	41
Net cash used in financing activities	(300)	(455)	(526)	(632)
Effect of exchange rates on cash and cash equivalents	(1)	(1)	(4)	—
Net increase (decrease) in cash and cash equivalents	(56)	321	(445)	219
Cash and cash equivalents at beginning of period	333	112	722	214
Cash and cash equivalents at end of period	$277	$433	$277	$433

TABLE E
INTUIT INC.
RECONCILIATION OF FORWARD-LOOKING GUIDANCE FOR NON-GAAP FINANCIAL MEASURES
TO PROJECTED GAAP REVENUE, OPERATING INCOME (LOSS), AND EPS
(In millions, except per share amounts)
(Unaudited)

	Forward-Looking Guidance
	GAAP Range of Estimate				Non-GAAP Range of Estimate
	From	To	Adjmts		From	To
Three Months Ending April 30, 2012
Revenue	$1,950	$1,990	$—		$1,950	$1,990
Operating income	$1,095	$1,125	$45	[a]	$1,140	$1,170
Diluted earnings per share	$2.36	$2.40	$0.11	[b]	$2.47	$2.51

Three Months Ending July 31, 2012
Diluted earnings per share	$(0.04)	$(0.02)	$0.10	[c]	$0.06	$0.08

Twelve Months Ending July 31, 2012
Revenue	$4,185	$4,285	$—		$4,185	$4,285
Operating income	$1,190	$1,215	$215	[d]	$1,405	$1,430
Diluted earnings per share	$2.43	$2.50	$0.47	[e]	$2.90	$2.97
See “About Non-GAAP Financial Measures” immediately following this Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

[a]
Reflects estimated adjustments for share-based compensation expense of approximately $39 million; amortization of acquired technology of approximately $4 million; and amortization of other acquired intangible assets of approximately $2 million.

[b]	Reflects the estimated adjustments in item [a] and income taxes related to these adjustments.

[c]
Reflects estimated adjustments for share-based compensation expense of approximately $43 million; amortization of acquired technology of approximately $3 million; amortization of other acquired intangible assets of approximately $2 million; and income taxes related to those adjustments.

[d]
Reflects estimated adjustments for share-based compensation expense of approximately $165 million; amortization of acquired technology of approximately $15 million; and amortization of other acquired intangible assets of approximately $35 million.

[e]	Reflects the estimated adjustments in item [d], an adjustment of $11 million for net gains on debt securities and other investments, and income taxes related to these adjustments.

INTUIT INC.
ABOUT NON-GAAP FINANCIAL MEASURES

The accompanying press release dated February 21, 2012 contains non-GAAP financial measures. Table B and Table E reconcile the non-GAAP financial measures in that press release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP net income (loss) per share.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.

We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.

We exclude the following items from all of our non-GAAP financial measures:

•	Share-based compensation expense

•	Amortization of acquired technology

•	Amortization of other acquired intangible assets

•	Goodwill and intangible asset impairment charges

•	Professional fees for business combinations

We also exclude the following items from non-GAAP net income (loss) and diluted net income (loss) per share:

•	Gains and losses on debt securities and other investments

•	Income tax effects of excluded items and discrete tax items

•	Discontinued operations

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, our individual operating segments or our senior management. Segment managers are not held accountable for share-based compensation expense, amortization, or the other excluded items and, accordingly, we exclude these amounts from our measures of segment performance. We believe that our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

The following are descriptions of the items we exclude from our non-GAAP financial measures.

Share-based compensation expenses. These consist of non-cash expenses for stock options, restricted stock units and our Employee Stock Purchase Plan. When considering the impact of equity awards, we place greater emphasis on overall shareholder dilution rather than the accounting charges associated with those awards.

Amortization of acquired technology and amortization of other acquired intangible assets. When we acquire an entity, we are required by GAAP to record the fair values of the intangible assets of the entity and amortize them over their useful lives. Amortization of acquired technology in cost of revenue includes amortization of software and other technology assets of acquired entities. Amortization of other acquired intangible assets in operating expenses includes amortization of assets such as customer lists, covenants not to compete and trade names.

Goodwill and intangible asset impairment charges. We exclude from our non-GAAP financial measures non-cash charges to adjust the carrying values of goodwill and other acquired intangible assets to their estimated fair values.

Professional fees for business combinations. We exclude from our non-GAAP financial measures the professional fees we incur to complete business combinations. These include investment banking, legal and accounting fees.

Gains and losses on debt securities and other investments. We exclude from our non-GAAP financial measures gains and losses that we record when we sell or impair available-for-sale debt securities and other investments.

Income tax effects of excluded items and discrete tax items. We exclude from our non-GAAP financial measures the income tax effects of the items described above. In addition, the effects of one-time income tax adjustments recorded in a specific quarter for GAAP purposes are reflected on a forecasted basis in our non-GAAP financial measures. This is consistent with how we plan, forecast and evaluate our operating results.

Operating results and gains and losses on the sale of discontinued operations. From time to time, we sell or otherwise dispose of selected operations as we adjust our portfolio of businesses to meet our strategic goals. In accordance with GAAP, we segregate the operating results of discontinued operations as well as gains and losses on the sale of these discontinued operations from continuing operations on our GAAP statements of operations but continue to include them in GAAP net income or loss and net income or loss per share. We exclude these amounts from our non-GAAP financial measures.

The reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in Table E include all information reasonably available to Intuit at the date of this press release. These tables include adjustments that we can reasonably predict. Events that could cause the reconciliation to change include acquisitions and divestitures of businesses, goodwill and other asset impairments, and sales of available-for-sale debt securities and other investments.